UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2015

Impax Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34263	65-0403311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30831 Huntwood Avenue, Hayward, CA	94544
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(510) 240-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2015, the Board of Directors (the “Board”) of Impax Laboratories, Inc. (the “Company”), upon the recommendation of the Nominating Committee of the Board, appointed Janet S. Vergis as a director of the Company effective immediately. The Board expanded its size from eight to nine members and appointed Ms. Vergis to fill the newly created seat. Ms. Vergis will serve on the Board until the 2016 Annual Meeting of Stockholders, or until her successor is duly elected and qualified or until her earlier death, resignation or removal.

Ms. Vergis, age 51, currently serves as Executive Advisor to Water Street HealthCare Partners, LLC, a private equity firm specializing in strategic investments in healthcare companies, where she has been retained since January 2015, and as Executive Advisor to Deerfield Management, an investment company focused on providing financing alternatives to healthcare companies, where she has been retained since July 2015. Ms. Vergis previously served as an advisor to Warburg Pincus, LLC, a private equity firm, from January 2013 to December 2014 and as Chief Executive Officer of OraPharma, Inc. (“OraPharma”), a specialty pharmaceutical company dedicated to oral health, from January 2011 to August 2012. Prior to joining OraPharma, Ms. Vergis served as founder of Nulatis Therapeutics, Inc., a privately held neuroscience company, from January 2010 to September 2010 and as President of three United States subsidiary companies of Johnson & Johnson, a New York Stock Exchange listed health care company, from 2004 until 2009. Since May 2014, Ms. Vergis has served as a director on the board of directors and a member of the audit committee of Church & Dwight Co., Inc., a New York Stock Exchange listed consumer goods company. She previously also served as a director of Lumara Health, a privately held pharmaceutical company, from October 2013 to November 2014 and as a director of OraPharma from January 2011 to June 2012. She received her Master of Sciences degree and B.A. from The Pennsylvania State University.

Ms. Vergis is entitled to receive the Company’s standard non-employee director compensation and in connection with her appointment as a new member of the Board, Ms. Vergis was granted options to purchase 8,100 shares of the Company’s common stock and 3,400 shares of restricted stock (collectively, the “Award”) on October 7, 2015 (the “Grant Date”) under the Company’s Second Amended and Restated 2002 Equity Incentive Plan with each Award vesting in substantially equal prorated annual installments over a three year period from the Grant Date, subject to Ms. Vergis’ continued tenure through each respective vesting date and with such option having a ten-year term.

There are no arrangements or understandings between Ms. Vergis, on the one hand, and any other person, on the other hand, pursuant to which Ms. Vergis was elected as a director, and the Company believes there are no transactions in which Ms. Vergis has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On and effective October 7, 2015, the Board amended the amended and restated bylaws of the Company, as amended (the “Bylaws”). The amendment to the Bylaws (“Amendment No. 3”) amends Article III, Section 14 of the Bylaws to increase the maximum number of directors authorized to serve on the Board from eight to nine. As amended, this section provides that the authorized number of directors shall be no less than one nor more than nine.

The foregoing summary of the Amendment No. 3 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 3, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed herewith.

Exhibit No.	Description
3.1	Amendment No. 3 to the Amended and Restated Bylaws of Impax Laboratories, Inc., as amended effective October 7, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 8, 2015	IMPAX LABORATORIES, INC.

	By:	/s/ Bryan M. Reasons

		Name:	Bryan M. Reasons
		Title:	Senior Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amendment No. 3 to the Amended and Restated Bylaws of Impax Laboratories, Inc., as amended effective October 7, 2015.